Exhibit K

[Form of 10b5-1 Purchase Plan]

[Form of] Unit Purchase Agreement

(Non-Discretionary Plan)

Unit Purchase Agreement dated                 (this “Agreement”) between FR Crestwood Management Co-Investment LLC (the “Purchaser”) and                 (“Broker”), acting as agent for the Purchaser. The Purchaser and Broker have previously entered into a letter agreement dated                 (the “Letter Agreement”) relating to purchases of the Units (as defined below), and paragraphs 2 through 12 of the Letter Agreement are deemed to be incorporated herein by reference, and the representations and warranties of the Purchaser contained in the Letter Agreement are deemed to be made by the Purchaser at and as of the date of this Agreement.

1. The Purchaser hereby appoints Broker to purchase common units of Crestwood Equity Partners LP’s (the “Issuer”), no par value per common unit (the “Units”), pursuant to the terms and conditions set forth below. Subject to such terms and conditions, Broker hereby accepts such appointment.

2. Broker is authorized to begin purchasing Units pursuant to this Agreement on                         and shall cease purchasing Units as of the earliest to occur of the following: (i) the date on which Units having an aggregate purchase price of $            (inclusive of commissions) have been purchased by Broker hereunder, (ii) receipt of notice by Broker that it is required to suspend or terminate purchases in accordance with paragraph 6 below, (iii) the commencement of any proceedings in respect of or triggered by the Issuer’s bankruptcy or insolvency, (iv) the public announcement (as defined in Rule 165(f) under the Securities Act of 1933, as amended) of any merger, acquisition, or similar transaction relating to the Issuer (other than any such transaction in which the Issuer is the acquiring party and the consideration consists solely of cash and there is no valuation period) and (v) close of business on                     (the “Plan Period”).

3. (a) During the Plan Period, Broker shall purchase the Daily Purchase Amount (as defined below) for the account of the Purchaser on each Purchase Day (as defined below) under ordinary principles of best execution at the then-prevailing market price; provided that Broker shall not purchase any Units pursuant to this Agreement at a price of more than $         per unit (excluding any commission, commission equivalent, mark-up or differential and other expenses of purchase) (the “Maximum Purchase Price”).

(b) A “Purchase Day” is each Trading Day during the Plan Period, provided that if any Purchase Day is not a Trading Day, such Purchase Day shall be deemed to fall on the next succeeding Trading Day. A “Trading Day” is any day during the Plan Period that the New York Stock Exchange (the “Principal Market”) is open for business and the Units trade regular way on the Principal Market.

[Form of 10b5-1 Purchase Plan]

(c) The “Daily Purchase Amount” for any Purchase Day shall be the number of Units set forth on the grid below opposite the per unit price range that corresponds to the reported price of the last reported market transaction in the Units on such Purchase Day.

Reported Unit Price	Daily Purchase Amount

As used above, “Composite Volume” means, for any Purchase Day, the market-wide composite trading volume reported for the Units on such Purchase Day, as determined by Broker in good faith and in a commercially reasonable manner.

For the avoidance of doubt, if, at any time during the Plan Period, the Securities and Exchange Commission adopts changes to Rule 10b-18 that permit companies to repurchase a greater percentage of their shares (as it did on September 18, 2008 (see SEC Rel. No. 34-58588)), Broker shall disregard such amendment and shall continue to purchase Units in accordance with the volume limitations as originally stipulated in Rule 10b-18.

If the price drops into a lower price range during a given Trading Day, Broker shall increase purchases to buy up to the Daily Purchase Amount for the corresponding lower price range.

If the price increases to a higher price range during a given Trading Day and Broker has already exceeded the Daily Purchase Amount corresponding to the higher price range, then Broker shall not make any additional purchases within that higher price range. Likewise, if Broker has not exceeded the Daily Purchase Amount in the higher price range, then Broker shall continue to buy Units up to the Daily Purchase Amount within the higher price range.

(d) If, consistent with ordinary principles of best execution or for any other reason, Broker cannot purchase the Daily Purchase Amount on any Purchase Day, then the amount of such shortfall may be purchased as soon as practicable on the immediately succeeding Trading Day and on each subsequent Trading Day as is necessary to purchase such shortfall consistent with ordinary principles of best execution; provided that in no event may the amount of such shortfall be purchased later than the fourth business day after such Purchase Day.

Nevertheless, if any such shortfall exists after the close of trading on the last Trading Day of the Plan Period, Broker’s authority to purchase such Units for the account of the Purchaser under this Agreement shall terminate.

(e) In the event that the Purchaser notifies Broker (or Broker otherwise receives actual knowledge) of any stock split, reverse stock split or stock dividend with respect to the Units (each, a “Corporate Action”) that occurs during the term of this Purchase Plan, the Daily Purchase Amount and the Maximum Purchase Price (if applicable) shall be automatically adjusted on a proportionate basis to take such Corporate Action into account.

4. Broker shall not purchase Units hereunder at any time during the Plan Period when:

(i) Broker, in its sole discretion, has determined that it is prohibited from doing so by a legal, contractual or regulatory restriction applicable to it or its affiliates or to the Purchaser or its affiliates (other than any such restriction relating to the Purchaser’s possession or alleged possession of material nonpublic information about the Issuer or the Units); or

(ii) Broker has received notice from the Purchaser in accordance with paragraph 6 below.

5. The parties intend that this Agreement comply with the requirements of Rule 10b5-1(c)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In particular, the Purchaser (i) represents that, as of the date hereof, it is not aware of any material, nonpublic information about the Issuer or its securities and it is entering into this Agreement in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 of the Exchange Act and (ii) agrees not to alter or deviate from the terms of this Agreement or enter into or alter a corresponding or hedging transaction or position with respect to the Units (including, without limitation, with respect to any securities convertible or exchangeable into the Units) during the Plan Period. Without limiting the generality of the foregoing, Broker has implemented policies and procedures, taking into consideration the nature of its business, reasonably designed to ensure that individuals making investment decisions related to any purchases hereunder do not have access to material nonpublic information regarding the Issuer that may be in possession of other individuals at Broker or its affiliates.

6. (a) (i) This Agreement may be terminated prior to the end of the Plan Period at any time by email notice confirmed by telephone (a “Termination Notice”) from the Purchaser sent to Broker in accordance with paragraph 11 below. Such termination shall be effective on the first Trading Day following confirmation of Broker’s receipt of such Termination Notice.

(ii) The Purchaser shall provide Broker with a Termination Notice in the event that any legal or regulatory restrictions applicable to the Purchaser or its affiliates would prevent Broker from purchasing Units for the Purchaser’s account during the Plan Period.

(b) Additionally, this Agreement may be suspended prior to the end of the Plan Period at any time by email notice confirmed by telephone (a “Suspension Notice”) from the Purchaser sent to Broker in accordance with paragraph 11 below, which suspension shall be effective on the first Trading Day following confirmation of Broker’s receipt of such Suspension Notice or such earlier time as necessary to comply with applicable law; provided that, as of the date of the Suspension Notice, the Purchaser is not aware of any material nonpublic information concerning the Issuer or its securities and delivers to Broker, along with such Suspension Notice and any subsequent notice revoking such suspension, a certificate of the Purchaser representing that, as of the date thereof, the Purchaser is not aware of any material nonpublic information concerning the Issuer or its securities.

Any Suspension Notice delivered hereunder shall indicate the anticipated duration of the suspension, but shall not include any other information about the nature of such suspension or its applicability to the Issuer and shall not in any way communicate any material nonpublic information about the Issuer or its securities to Broker.

(c) The Purchaser agrees that Broker will execute this Agreement in accordance with its terms and will not be required to suspend or terminate any purchases of the Units unless the Purchaser notifies Broker of its intention to suspend or terminate the Agreement in accordance with the provisions of paragraph 6.

(d) This Agreement may be amended by the Purchaser only upon the written consent of Broker and receipt by Broker of a certificate signed by the Purchaser dated as of the date of such amendment certifying that the representations and warranties of the Purchaser contained in this Agreement are true at and as of the date of such certificate as if made at and as of such date.

7. The Purchaser has disclosed to the public its programs to purchase the Units and the purchases contemplated by this Agreement are consistent with such disclosure.

8. The Purchaser has consulted with its own advisors as to the legal, tax, business, financial and related aspects of, and has not relied upon Broker or any person affiliated with Broker in connection with, the Purchaser’s adoption and implementation of this Agreement. The Purchaser acknowledges that Broker is not acting as a fiduciary or an advisor for the Purchaser.

9. The Purchaser and Broker acknowledge and agree that this Agreement is a “securities contract,” as such term is defined in Section 741(7) of Title 11 of the United States Code (the “Bankruptcy Code”), entitled to all the protections given to such contracts under the Bankruptcy Code.

10. During the Plan Period, the Purchaser agrees to effect all purchases of Units pursuant to Rule 10b-18 of the Exchange Act from or through only Broker.

11. All notices to Broker under this Agreement shall be given to Broker’s compliance office by fax and certified mail as specified below:

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12. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York and may be modified or amended only by a writing signed by the parties hereto.

13. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

14. If any provision of this Agreement is or becomes inconsistent with any applicable present or future law, rule or regulation, that provision will be deemed modified or, if necessary, rescinded in order to comply with the relevant law, rule or regulation. All other provisions of this Agreement will continue and remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have signed this Agreement as of the date first written above.

FR Crestwood Management Co-Investment LLC

Name:
Title:

[Broker]

Name:
Title:

Acknowledged and Agreed,

Crestwood Equity Partners LP

Name:
Title:

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